Exhibit 10.6
NORDSTROM, INC.
EXECUTIVE MANAGEMENT BONUS PLAN
Effective February 1, 2009
ARTICLE I
Purpose
The purpose of the Plan is to promote the interests of the Company and its shareholders by providing incentives to the Company’s leadership employees for positively influencing the Company’s business results. The mechanism for providing incentives under this Plan is Performance Bonus Awards. The specific group of employees eligible for these awards are those individuals designated by the Company’s Board of Directors as being executive officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Performance Bonus Awards are designed to create alignment between the Company’s business strategy and operating performance while preserving for the benefit of the Company the federal income tax deduction for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.
ARTICLE II
Definitions
     2.1 “Base Salary” means, in relation to a Performance Period, the Participant’s base salary established for the Performance Period, as reflected in the payroll records of the Company and its subsidiaries.
     2.2 “Compensation Committee” means the Compensation Committee of the Board of Directors of the Company. For purposes of administration of the Plan, the Compensation Committee will consist solely of two or more outside directors. A director is an outside director if he or she:
     (a) is not a current employee of the Company (or related entities);
     (b) is not a former employee of the Company (or related entities) who is receiving compensation for prior services (other than benefits under a tax-qualified pension plan);
     (c) was not an officer of the Company (or related entities) at any time; and
     (d) is not currently receiving compensation for personal services in any capacity (e.g., for services as a consultant) other than as a director.

     2.3 “Cause” means misconduct by the Participant, including without limitation any of the following, as determined by the Compensation Committee in the exercise of its discretion:
     (a) the Participant’s breach of a duty to the Company in the course of his or her employment involving fraud, dishonesty, or disloyalty;
     (b) conduct by the Participant that is detrimental, monetarily or otherwise, to the Company or any of its subsidiaries, or reflects unfavorably on the Company or any of its subsidiaries or on the Participant;
     (c) the Participant’s failure to comply with or to enforce the Company’s or any of its subsidiaries’ employment policies;
     (d) the Participant’s repeated insubordination;
     (e) the Participant’s failure to devote his or her full working time and best efforts to performance of his or her duties to the Company or its subsidiaries; or
     (f) the Participant’s conviction of, or entry into a plea agreement or similar arrangement with respect to, a felony, other serious criminal offense, or violation of state or federal securities laws.
     2.4 “Participant” means an individual who, with respect to any fiscal year of the Company, has been: (i) designated by the Company’s Board of Directors as being an executive officer of the Company for purposes of Section 16 of the Exchange Act for all or some portion of such fiscal year; and (ii) designated by the Compensation Committee to participate in the Plan for all or a portion of such fiscal year.
     2.5 “Performance Bonus Award” means an incentive compensation award under the Plan.
     2.6 “Performance Measure” refers to the performance measures discussed in Section 4.1 of the Plan.
     2.7 “Performance Milestone” means an objective level of performance with respect to a Performance Measure, the achievement of which may determine the degree of payout of a Performance Bonus Award.
     2.8 “Performance Period” means the fiscal year of the Company, or a shorter period within the fiscal year of the Company that the Compensation Committee may prescribe for a Participant or group of Participants.
     2.9 “Plan” means this Nordstrom, Inc. Executive Bonus Plan.
     2.10 “Superior Bonus Opportunity” means the percentage of a Participant’s Base Salary, or predetermined dollar amount, that may be awarded to the Participant upon achievement of the requisite level of performance with respect to a Performance Measure specified for Superior Performance during a Performance Period.
     2.11 “Superior Performance” means the level of performance with respect to a Performance Measure, achievement of which will result in the Participant achieving the Superior Bonus Opportunity.
     2.12 “Target Bonus Opportunity” means the percentage of a Participant’s Base Salary, or predetermined dollar amount, that may be awarded to a Participant upon attainment of the requisite level of performance with respect to a Performance Measure specified for Target Performance during a Performance Period.
     2.13 “Target Performance” means the level of performance with respect to a Performance Measure, achievement of which will result in the Participant achieving the Target Bonus Opportunity.
     2.14 “Threshold Bonus Opportunity” means the percentage of a Participant’s Base Salary, or predetermined dollar amount, that may be awarded to a Participant upon achievement of the requisite level of performance with respect to a Performance Measure specified for Threshold Performance during a Performance Period.
     2.15 “Threshold Performance” means the level of performance with respect to a Performance Measure, achievement of which will result in the Participant achieving the Threshold Bonus Opportunity. For purposes of the Plan, Threshold Performance is the minimum level of performance which must be achieved by a Participant in order to receive payment of a Performance Bonus Award.
ARTICLE III
Eligibility
     3.1 Eligible Employees. Eligibility for the Plan is limited to individuals meeting the definition of Participant hereunder. The Compensation Committee may further limit eligibility for this Plan.
     3.2 Employment Requirement. Except as otherwise provided by the Compensation Committee, Participants are required to be an employee of the Company on the last day of the Performance Period in order to remain eligible for a Performance Bonus Award. Notwithstanding anything to the contrary, a Participant whose employment is terminated for Cause after the last day of the Performance Period but before payment of a Performance Bonus Award shall forfeit any Performance Bonus Award that otherwise would have been payable.

ARTICLE IV
Grant and Evaluation of Performance Bonus Awards
     4.1 Selection of Performance Bonus Opportunities. Within the first 90 days of the designated Performance Period (or if the Performance Period is less than 12 months, the number of days that is equal to 25 percent of the Performance Period), the Compensation Committee will select for each Participant the Threshold Bonus Opportunity, Target Bonus Opportunity, and Superior Bonus Opportunity.
     4.2 Selection of Performance Milestones and Measures. Concurrent with the selection of performance bonus opportunities referenced in Section 4.1, the Compensation Committee will select the Performance Measures and Milestones which will be used in connection with each Participant’s performance bonus opportunity. Performance Milestones will be objectively measurable and will be based upon the achievement of a specified percentage or quantitative level in one or more of the following Performance Measures:
     (a) the Company’s shareholder return as compared to any designated industry or other comparator group;
     (b) the trading price of the Company’s common stock;
     (c) the results of operations, such as sales, earnings, cash flow, return on assets, same-store sales, economic profit, or return on investment (including return on equity, return on capital employed, or return on assets);
     (d) other financial results, such as profit margins, expense reduction or asset management goals; or
     (e) the internal or external market share of a product or line of products.
The Performance Measures may be based on the performance of the Company generally, in the absolute or in relation to its peers, or the performance of a particular Participant, department, business unit, subsidiary, or other segment to which a particular Participant is assigned. The Compensation Committee may establish different Performance Measures and Milestones for individual Participants or groups of Participants. For each Participant, each Performance Measure will be weighted to reflect its relative significance to the Company for the Performance Period.
     4.3 Evaluation of Performance. After the end of each Performance Period, the Compensation Committee will evaluate the performance of each Participant by comparing each Participant’s actual performance to the Threshold Performance, Target Performance, and Superior Performance. The Compensation Committee will certify in writing the degree of achievement of each Performance Milestone by each Participant. Approved minutes of the

Compensation Committee meeting in which the certification is made will be treated as adequate written certification.
     4.4 Calculation of Performance Bonus Award. After the end of each Performance Period, the Compensation Committee will approve the amount of a Participant’s Performance Bonus Award for the Performance Period, applying the actual performance certified under Section 4.3 to the Performance Bonus Awards established under Section 4.2. The Compensation Committee may, in its absolute discretion, reduce or eliminate (but may not increase) the Performance Bonus Award based upon factors that the Compensation Committee deems relevant. A Participant has no legal entitlement or expectation to receive a Performance Bonus Award unless and until the Compensation Committee has certified the Performance Bonus Award. Except in the case of death or disability, no Participant whose employment is terminated before the end of a Performance Period will receive a Performance Bonus Award relating to that Performance Period unless he or she has achieved a level of performance during the Performance Period that otherwise would have resulted in the payment of a Performance Bonus Award for such Performance Period. The Compensation Committee has the sole and exclusive discretion for determining whether and when, and in what amounts, Participants will remain eligible for the payment of their Performance Bonus Award in the event, for example, of such employee’s death, or disability. Where the Compensation Committee exercises its discretion to pay a Performance Bonus Award to a Participant who has terminated employment due to death or disability, such Performance Bonus Award will be paid at the same time such bonuses are paid to Participants who remain employed by the Company and, in no event, will such amounts be paid later than the end of the calendar year in which such amounts first became payable.
     4.5 Absolute Limit on Amount of Award. Notwithstanding any other provision of the Plan, the maximum Award payable to any Participant for a Performance Period that is a full fiscal year will be $5,000,000. For Performance Periods of less than 12 months, the maximum Performance Bonus Award payable for the shorter Performance Period shall be proportionately reduced.
     4.6 Clawback Policy. All Awards pursuant to the Plan are subject to the Clawback Policy adopted by the Company’s Board of Directors, which provides as follows:
To the extent permitted by law, if the Board of Directors, with the recommendation of the Compensation Committee, determines that any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by a Section 16 executive officer of the Company, and that:
(i) such compensation was based on the achievement of certain financial results that were subsequently the subject of a material restatement of the Company’s financial statements filed with the Securities and Exchange Commission,
(ii) the Section 16 executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the need for the material restatement, and

(iii) the amount or vesting of the bonus, equity award, equity equivalent or other incentive compensation would have been less had the financial statements been correct, then the Board shall recover from the Section 16 executive officer such compensation (in whole or in part) as it deems appropriate under the circumstances.
ARTICLE V
Form and Timing of Payment
     5.1 Normal Form. The normal form of payment of Awards will be cash, paid as soon as practicable following the Compensation Committee’s certification of the Awards. All Award payments are subject to federal, state, and local laws regarding taxes and other deductions in effect on the date of payment.
     5.2 Election to Receive Company Stock. The Committee has the sole and exclusive discretion to determine whether and when the Company may either (a) pay, or (b) allow a Participant to elect to receive, all or a portion of an Award in the form of long-term incentive awards based on the Common Stock of the Company (“Incentive Grants”). The number of shares of Incentive Grants to be received by the participant shall be based on the fair market value of the Common Stock as of the last day of the applicable Performance Period. Incentive Grants (including shares of Common Stock) will be issued under the 2004 Equity Incentive Plan (“Incentive Plan”).
ARTICLE VI
Administrative Provisions
     6.1 Authority of Compensation Committee. Subject to 6.2, the Compensation Committee has the right and authority, in its sole and absolute discretion, to:
     (a) adopt, amend, or rescind administrative and interpretive rules, policies, and procedures relating to the Plan;
     (b) construe and interpret the terms of the Plan;
     (c) make all other determinations necessary or advisable for administering the Plan;
     (d) exercise the powers conferred on the Compensation Committee under the Plan;
     (e) correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems appropriate to effectuate the purpose of the Plan; and

     (f) amend, modify, suspend, or terminate the Plan at any time.
     6.2 Limits on Authority. The Compensation Committee has no discretionary authority to increase the amount of a Performance Bonus Award or to accelerate the payment of an Award under this Plan. In addition, the scope of the Compensation Committee’s amendment authority under 6.1(f) shall be limited to those amendments which can be adopted without shareholder approval under applicable laws, regulations or rules (such as the then-current rules of the New York Stock Exchange (“NYSE”), the Securities and Exchange Commission (“SEC”), or as required by Code Section 162(m)); provided, however, that any such amendment that is later ratified by the Company’s shareholders shall be retroactively effective to the extent allowed by such rules.
     6.3 Compliance with Code Section 409A. Awards under the Plan are intended to comply with Code Section 409A and all Awards shall be interpreted in a manner that results in compliance with Section 409A, Department of Treasury regulations, and other interpretive guidance under Section 409A. Notwithstanding any provision of the Plan or an Award to the contrary, if the Committee determines that any Award does not comply with Code Section 409A, the Company may adopt such amendments to the Plan and the affected Award (without consent of the Participant) or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary and appropriate to (a) exempt the Plan and the Award from application of Code Section 409A and/or preserve the intended tax treatment of amounts payable with respect to the Award, or (b) comply with the requirements of Code Section 409A.
ARTICLE VII
Limitation of Rights
     7.1 Not Employment Contract. Nothing in the Plan, including an employee’s eligibility to participate in the Plan, will confer on such employee the right to continued employment with the Company or any subsidiary thereof or any limitation on the right of the Company or any subsidiary to terminate the employment of any employee. The loss of any existing or potential value of Performance Bonus Awards will not constitute an element of damages, or otherwise be recoverable, in any cause of action related to the termination of a Participant’s employment, regardless of the reason for such termination.
     7.2 Assignment and Alienation. No Participant shall have the right to alienate, assign, sell, transfer, pledge, or encumber his or her actual or anticipated right to receive a Performance Bonus Award under the Plan.
     7.3 Unfunded Plan. The Plan constitutes an unfunded, unsecured commitment of the Company. No Participant shall have any lien on any assets of the Company or any subsidiary thereof by reason of any actual or anticipated right to receive a Performance Bonus Award.

     7.4 Indemnification. No member of the Compensation Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Performance Bonus Awards paid under the Plan. The Company will indemnify, defend, and reimburse members of the Compensation Committee in relation to any claim, loss, damage, or expenses (including attorney fees and costs) arising from the Compensation Committee’s good faith performance of duties under the Plan to the full extent permitted by law and under any directors’ and officers’ liability or similar insurance policy or indemnification agreement. The Company reserves the right to select counsel to defend any litigation covered by this Section 7.4.
     7.5 Future of the Plan. The adoption, modification, or amendment of the Plan does not imply or impose an obligation on the Company to continue or adopt the same plan, or any modification of the Plan, or any other incentive compensation plan, for any future period.
     7.6 Governing Law. The laws of the state of Washington shall govern the Plan.
     7.7 Successors. The Plan shall be binding on any successors of the Company.
     7.8 Effective Date. The Plan has been adopted by the Compensation Committee as of February 25, 2009. The effective date of the Plan is February 1, 2009, provided that it is approved by the holders of a majority of the shares of Company common stock present, or represented, and entitled to vote at the next annual meeting of shareholders of the Company held subsequent to February 1, 2009. If the Plan is not approved as described in this Section 7.8, the Plan shall immediately terminate and all actions taken under the Plan shall be null and void.